Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made by and between Terrestrial Energy (Ontario) Inc., an Ontario corporation (the “Company”), and David LeBlanc (“Executive”), effective as of April 16, 2026 (the “Effective Date”).

WHEREAS, the Company desires to employ Executive upon the terms and conditions set forth herein, and Executive desires to be employed by the Company upon such terms and conditions.

NOW, THEREFORE, for and in consideration of the above recitals and the mutual promises contained herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1.EMPLOYMENT AND DUTIES.
1.1Position.
1.1.1Executive shall be employed by the Company as its Chief Technology Officer (the “CTO”), reporting to the Company’s Chief Executive Officer (the “CEO”), subject to the terms and conditions of this Agreement. At the Company’s request, Executive shall serve the Company and/or its subsidiaries and affiliates (together with the Company, the “Companies”) in other capacities in addition to the foregoing, consistent with Executive’s position as CTO of the Company. In the event that Executive, during the Term (as defined in Section 2 of this Agreement), serves in any one or more of such additional capacities, Executive’s compensation shall not be increased beyond that specified in Section 3 of this Agreement. In addition, in the event Executive’s service in one or more of such additional capacities is terminated, such termination shall not constitute a breach of this Agreement or constructive dismissal, and Executive’s compensation, as specified in Section 3 of this Agreement, shall not be diminished or reduced in any manner as a result of such termination provided that Executive otherwise remains employed under the terms of this Agreement.
1.1.2The principal place of Executive’s employment shall be at the Oakville, Ontario, Canada, provided that Executive may be required to travel on Company business during the Term.
1.2Full Attention. Executive shall devote their full business time exclusively to the affairs of the Company and the discharge of their duties and responsibilities hereunder. Executive shall not, without the consent of the Company, engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement;  provided that, the foregoing shall not limit Executive’s ability to (a) participate in reasonable levels of charitable, civic, trade organization, and similar activities, (b) with prior written notice to the CEO, serve on the boards of directors or as a member of a committee of one or more non-profit organizations, or (c) manage Executive’s passive personal investment activities, provided that such activities do not, individually or in the aggregate, create an actual or apparent conflict of interest, violate any provision of this Agreement or any other agreement between Executive and the Company, or otherwise materially interfere with the performance of Executive’s duties under this Agreement, as determined by the CEO in the CEO’s sole discretion.
1.3	Confidentiality & Intellectual Property Rights Agreement. As a condition of employment, Executive shall sign and comply with all provisions of the Confidentiality & Intellectual Property Rights Agreement attached as Addendum 1 hereto, as well as any successor agreement thereto (the “CIPRA”), and Executive acknowledges that their employment is adequate consideration for such agreement.
2.	TERM. This Agreement shall be effective on the Effective Date. Executive’s employment with the Company pursuant to the terms set forth in this Agreement shall commence on the Effective Date and shall continue until terminated as provided in Section 4 of this Agreement. The period of Executive’s employment pursuant to this Agreement shall be the “Term.”
3.	COMPENSATION AND BENEFITS. During the Term, the Company shall provide the following compensation and benefits to Executive:
3.1	Base Salary. Executive shall receive an annualized base salary of $250,000 USD ($347,938 CAD at a rate of $1.39175 CAD/$1 USD). The Base Salary shall be subject to annual review by the Board of Directors of the Company (the “Board”) (or a committee thereof) and may be adjusted from time to time by the Board (or a committee thereof). The Base Salary shall be paid in accordance with the Company’s standard payroll practices as they may exist from time to time. The base salary as determined herein and adjusted from time to time shall constitute the “Base Salary” for purposes of this Agreement.
3.2	Annual Bonus. For each fiscal year of the Company during the Term, Executive shall be eligible to receive an annual bonus (the "Annual Bonus") of 20% on base salary in USD currency (to be converted to CAD currency at time of pay-out).

However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board or the Compensation Committee of the Board, and Executive acknowledges and agrees that: (i) terms of the Annual Bonus may change each fiscal year at the discretion of the Company; (ii) Executive has no expectation that in any fiscal year there will be an Annual Bonus; (iii) the amount of the Annual Bonus, if any, that Executive may be awarded may change from year to year; (iv) the Annual Bonus, if any, will be calculated on a pro-rata basis for any period of the fiscal year in which Executive is on a leave of absence (excluding any period of vacation taken in accordance with this Agreement); and (v) subject to requirements of applicable employment standards legislation (the “ESA”), Executive must be Actively Employed (as defined below) on the date any Annual Bonus is paid in order to be eligible to receive such payment.. Any Annual Bonus payable hereunder shall be paid in the fiscal year of the Company immediately following the fiscal year to which such Annual Bonus relates following the Company’s receipt of the audited financials with respect to such fiscal year, subject to Executive’s continued Active Employment through the date such Annual Bonus is scheduled to be paid (other than as set forth in Section 4.6 of this Agreement). For the purposes of this Agreement, “Active Employment” or “Actively Employed” means the period during which Executive performs work for the Company and shall be deemed to include (i) any period of paid time off or other approved leave of absence, and (ii) if applicable, any period constituting the minimum notice of termination period that is required to be provided to Executive pursuant to the ESA, if any. For certainty, “Actively Employed” shall be deemed to exclude any other period that follows or ought to have followed the later of (x) the end of ESA notice period, or (y) Executive’s last day of performing work for the Company (including any period of paid time off or approved leave of absence), whether that period arises from a contractual or common law right.

3.3	Long-Term Equity Incentive Awards.
3.3.1	Generally. Executive shall be eligible to participate in the Company’s 2025 Equity Incentive Plan and such other equity-based compensation plans or programs as may be adopted or amended by the Company for its senior executives from time to time, at such level and in such amounts as may be determined by the Board (or a committee thereof) in its sole discretion and subject to the terms and conditions of such equity-based plans or programs and any applicable award agreements thereunder.
3.4	Vacation. Executive shall be eligible for twenty (20) days of paid vacation per calendar year, not including statutory holidays, in accordance with the Company’s vacation policy, in effect from time to time. Executive shall be expected to use their vacation entitlement in that calendar year as no carry-forward of days will be granted.
3.5	Other Employment Benefits. Executive shall be allowed to participate in the Company’s other benefit plans and programs on the same basis as other Company executives, subject to the eligibility requirements of such plans or programs. Such benefit plans and programs may be adopted, modified or terminated by the Company from time to time in its sole discretion and may include, without limitation, medical, health and dental care, life insurance, disability protection, RRSP and retirement plans.

3.6	Expense Reimbursement. The Company shall reimburse Executive for out-of-pocket expenses reasonably incurred by Executive in the performance of Executive’s duties under this Agreement, subject to the Company’s policies regarding expense reimbursement as they may exist from time to time.
3.7	Indemnification. The parties hereby acknowledge that Terrestrial Energy (Ontario) Inc., and Executive have previously entered into that certain Indemnification Agreement between the Terrestrial Energy (Ontario) Inc. and Executive dated as of February 1, 2016 and that such Indemnification Agreement shall remain in full force and effect.
3.8	Clawback. Notwithstanding any other provision of this Agreement to the contrary, any incentive-based or other compensation paid to Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company pursuant to any such law, government regulation, or stock exchange listing requirement.
4.	TERMINATION. Executive’s employment with the Company may be terminated as provided in this Section 4. This Agreement shall terminate upon the termination of Executive’s employment with the Company; provided, however, that termination of this Agreement shall not relieve either party of obligations or restrictions under this Agreement or the Confidentiality & Intellectual Property Rights Agreement which by their terms are to be performed or remain in force after termination of employment. Notwithstanding any other provision in this Agreement or in any other document, on termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions Executive holds as an officer or member of the Board (or a committee thereof) or the board of directors (or a committee thereof) of any of the Company’s affiliates.
4.1	Termination by Company for Cause. The Company may terminate Executive’s employment for Cause upon written notice to Executive, effective immediately or upon such date as may be specified in the notice. As used in this Agreement, “Cause” shall mean Executive’s wilful misconduct, disobedience or wilful neglect of duty that is not trivial and has not been condoned by the Company.
4.2	Termination by Company Without Cause. The Company may terminate Executive’s employment in writing without Cause.
4.3	Termination by Executive. Executive may terminate Executive’s employment at any time upon sixty (60) days’ prior written notice to the Company. For all or any part of the period between the date of such notice and the effective date of such notice, the Company may, at its sole discretion, require Executive to work from home or other remote location, or waive all or part of the sixty (60) days’ notice, upon providing to Executive the Accrued Payments to the last day of the sixty (60)

day notice period, and any other payments that may be required pursuant to the ESA.
4.4	Termination upon Death. Executive’s employment will terminate automatically upon Executive’s death.
4.5	Termination by Agreement. Executive’s employment with the Company may be terminated at any time by written agreement of the parties.
4.6	Payment upon Termination.
4.6.1	Accrued Payments. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be entitled to payment of (a) earned but unpaid Base Salary and accrued and unpaid vacation pay through Executive’s last day of Active Employment (the “Termination Date”), (b) any earned but unpaid Annual Bonus from a previous fiscal year of the Company (other than in the event Executive is terminated for Cause in accordance with Section 4.1 of this Agreement), (c) reimbursement of business expenses incurred during employment in accordance with Section 3.6 of this Agreement, and (d) any benefits accrued and vested as of the Termination Date in accordance with the applicable benefit plans, programs, or policies of the Company (collectively, the “Accrued Payments”). Executive shall not be entitled to severance pay or other similar termination payment or benefit of any kind except as expressly provided in Section 4.6.2 of this Agreement.
4.6.2	Severance. If the Company terminates Executive’s employment without Cause, the Company shall, in addition to payment of the Accrued Payments provide Executive with only:
(a)	the greater of: (i) such required notice, pay in lieu or notice and severance pay (if applicable) pursuant to the ESA; or (ii) severance pay in an amount equal to six (6) months of Base Salary at the rate in effect as of the Termination Date, which shall be paid in equal installments on the Company’s regular paydays over a period of six (6) months commencing on the Termination Date (in either case, the “Severance Period”);
(b)	an amount equal to the product of (i) the Annual Bonus, if any, that Executive would have earned for the fiscal year in which the Termination Date occurs based on achievement of the applicable target performance goals for such year and (ii) a fraction, the numerator of which is the number of days Executive was Actively Employed by the Company during the year of termination and the denominator of which is the number of days in such year;

(c)	acceleration of the vesting of any time-based vesting equity awards that are scheduled to vest in the six (6)-month period following the Termination Date; and
(d)	continuation of Executive’s benefits for the duration of the ESA notice period, and only Executive’s group health and dental benefits thereafter until the earlier of: (i) the expiry of the six (6) month period immediately following the Termination Date; and (ii) the date on which Executive becomes eligible to participate in another employer’s plan that offers group health benefits. Executive shall provide prompt written notice to the Company in the event of the occurrence of clause (ii) in the preceding sentence.

Provided, however, that unless otherwise required by the ESA, the Severance Period shall terminate immediately upon Executive’s breach of this Agreement or the Confidentiality & Intellectual Property Rights Agreement.

4.6.3

Acknowledgment: Executive agrees that except as set out in Section 4.6.2, no further notice of termination, pay in lieu thereof, severance pay or any other amounts will be payable to Executive in respect of the termination of Executive’s employment for any reason, whether at common law or otherwise, including in the event of a constructive dismissal (in which case Executive’s Section 4.6.1 and 4.6.2 entitlements shall apply). By voluntarily entering into this Agreement, Executive waive any claim to common law notice or pay in lieu. Executive also agrees that regardless of the length of Executive’s employment with the Company, any change in their position or other terms of employment, this provision will continue to apply to Executive.

5.	NONCOMPETITION AND NONSOLICITATION. Executive acknowledges that Executive will be a member of executive and management personnel at the Company. Executive further acknowledges that during Executive’s employment with the Company, Executive has been and will continue to be privy to extremely sensitive, confidential and valuable commercial information of the Companies, which constitutes trade secrets belonging to the Companies, the disclosure of which information and secrets would greatly harm the Companies. As a reasonable measure to protect the Companies from the harm of disclosure and use of their trade secrets and other confidential information against them, Executive agrees to the following restrictions:
5.1	Covenant Not to Compete. During the Restricted Period, Executive shall not engage in Competition within the Restricted Territory.
5.2	Customer and Business Partner Nonsolicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any Protected Customer or cause or attempt to cause any Business Partners to terminate, reduce or otherwise alter to the detriment of the Companies such Person’s relationship with any of the Companies.
5.3	Employee Nonsolicitation Covenant. During the Restricted Period, Executive shall not, except in furtherance of Executive’s duties as an employee of the Company, directly or indirectly solicit, induce or encourage, or attempt to solicit, induce or encourage, any employee, contractor or other service provider of the Companies to terminate, reduce or otherwise alter to the detriment of the Companies such Person’s relationship with the Companies. Notwithstanding the foregoing, this Section 5.3 shall not prohibit general advertisements for employment that are not targeted at employees of the Companies.
5.4	Definitions.
5.4.1	“Business” shall mean (a) development, deployment, and ongoing operational activities related to Integral Molten Salt Reactor technology and (b) any other business activities engaged in by any of the Companies at any time during the most recent eighteen (18) months of Executive’s employment with the Company.
5.4.2	“Business Partners” means any of the Companies’ vendors, suppliers, joint venturers, licensors, referral sources, or other business relationships about whom Executive had any Confidential Information that may be of value to Executive or a third party engaged in the Business in seeking to transact business with such person or entity, or with respect to whom Executive had any relationship responsibilities, either directly or through managing other employees who had such relationship responsibilities.
5.4.3	“Competition” shall mean directly or indirectly (a) engaging in all or any material part of the Business or (b) owning, operating, managing, financing or providing any services or assistance that are substantially similar to the services or assistance provided to the Company, whether as owner, shareholder, member, partner, joint venturer, lender, financier, licensor, licensee, franchisor, franchisee, principal, agent, director, officer, manager, employee, consultant, broker, trustee, or in any other capacity whatsoever. Notwithstanding the foregoing, Executive’s passive ownership of not more than one percent (1%) of the outstanding voting stock of a publicly-traded company shall not, in itself, constitute Competition provided that Executive has no involvement in the management or operation of such company.
5.4.4	“Person” shall mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.
5.4.5	“Protected Customer” shall mean any Person (a) that was a customer of any of the Companies at any time during the most recent two (2) years of

Executive’s employment with the Company and (b) with whom Executive had material work-related contact, or about whom Executive acquired confidential information, as an employee of the Company.
5.4.6	“Restricted Period” shall mean the period of Executive’s employment with the Company and the period of six (6) months immediately following the Termination Date.
5.4.7	“Restricted Territory” shall mean Canada and the United States of America.
5.5	Reasonable. The restrictions in this Section shall apply only to prevent Executive from providing services in the business and industry segments in which Executive provided services for or on behalf of the Company, or regarding which Executive had any Confidential Information, in either case at any time during the final eighteen (18) months of Executive’s employment. Executive acknowledges that the time limitation, territorial restriction and restriction on activities described herein are reasonable in scope and are appropriate to protect the Companies’ trade secrets, goodwill and other protectable interests. Executive further acknowledges and agrees that Executive has received adequate consideration for the restrictions described herein and that such restrictions will not prevent Executive from earning a living.
5.6	Enforcement. Executive acknowledges and agrees that any breach by Executive of any covenant in this Section 5 will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement. Should a court or arbitrator of competent jurisdiction determine that any restriction described herein is overly broad or otherwise unenforceable, in whole or in part, the parties agree that the court shall modify such restriction to the minimum extent necessary to render the restriction enforceable.
6.	TAX MATTERS
6.1	Compliance with Section 409A of the Code. The intent of the parties is that payments and benefits under this Agreement are exempt from or comply with Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A or an exemption thereunder. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with

Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first regular payroll date of the Company following the six-month anniversary of the Termination Date or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement for expenses shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement during one year may not affect the amounts reimbursable in any subsequent year. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Executive pursuant to this Agreement, including with respect to compliance pursuant to Section 409A. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.
6.2	Section 280G.
6.2.1	If any of the payments or benefits received or to be received by Executive (including, but not limited to, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 6.2, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation shall be made comparing (a) the Net Benefit to Executive of the 280G Payments after payment of the Excise Tax to (b) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (a) above is less than the amount under (b) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes.
6.2.2	Any reduction made pursuant to this Section 6.2 shall be made in a manner determined by the Company that is consistent with the requirements of Section 409A. All calculations and determinations under this Section 6.2 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and Executive for all purposes. For purposes of making the calculations and determinations required by this Section 6.2, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request to make its determinations under this Section 6.2. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.
6.2.3	“Change in Control” shall have the meaning ascribed to such term in the Company’s 2025 Equity Incentive Plan, as amended from time to time, or if not defined therein, shall mean, after the Effective Date: (a) any change in the ownership or control of the common stock of the Company which results in more than fifty percent (50%) of the issued and outstanding common stock of the Company being owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than fifty percent (50%) of the issued and outstanding common stock of the Company as of the date of this Agreement; (b) the merger or consolidation of the Company with another entity such that more than fifty percent (50%) of the issued and outstanding equity interests of the surviving entity is owned or controlled by a person or entity, or a group of persons or entities, who did not own or control more than fifty percent (50%) of the issued and outstanding common stock of the Company as of the date of this Agreement; or (c) the sale of all or substantially all of the operating assets of the Company. Notwithstanding the foregoing definition, if necessary for compliance with Section 409A of the Code, a Change in Control shall not occur unless such transaction satisfies the foregoing and constitutes a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
6.3	Withholding. All payments pursuant to this Agreement shall be subject to withholding for taxes as required by applicable law.
7.	ADDITIONAL PROVISIONS.
7.1	Notices. All notices to be given to a party hereto shall be properly given (a) on the date the notice is hand-delivered, (b) on the day after the notice is deposited with UPS or FedEx for overnight delivery to the address shown below or such other address as the party may have designated by notice to the other party, or (c) on third day after the notice is deposited in the United States mail, with first class postage prepaid, addressed to such party at the address shown below or such other address as the party may have designated by notice to the other party:
The Company:	Executive:

Terrestrial Energy (Ontario) Inc.

2275 Upper Middle Rd. East

Suite 201

Oakville, ON L6H 0C3

Attn: Chair of Compensation Committee of the Board of Directors

With a copy to: General Counsel and Human Resources

David LeBlanc, at the address shown on the records of the Company
7.2	Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their term.
7.3	Modification; Waiver. Except for judicial modification as provided in Section 5.6, this Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.
7.4	Cooperation. Upon the receipt of reasonable notice from the Company (including its outside counsel), Executive agrees that during the Term and thereafter, Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment or service with the Companies, and will provide reasonable assistance to the Companies and their respective representatives in defense of all claims that may be made against the Companies, and will assist the Companies in the prosecution of all claims that may be made by the Companies, to the extent that such claims may relate to the period of Executive’s employment or service with the Companies. Executive agrees to promptly inform the Companies if Executive becomes aware of any lawsuit involving such claims that is likely to be filed or threatened against the Companies. Executive also agrees to promptly inform the Companies (to the extent that Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Companies (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Companies with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall reimburse Executive for any reasonable expenses Executive incurs in connection with Executive’s cooperation under this provision and, in connection with Executive’s cooperation after the Term and following the period during which Executive is receiving any severance payments, provide reasonable compensation for time expended (including reasonable preparation time) in connection with such cooperation at an hourly rate based on Executive’s Base Salary on the Termination Date.

7.5	Governing Law; Mandatory Arbitration.
7.5.1	This Agreement shall be governed by the laws of the Province of Ontario and applicable laws of Canada.
7.5.2	Except as provided in Subsection 7.5.3, if any dispute arises between the parties relating to this Agreement (a “Dispute”), the parties agree to resolve the Dispute by arbitration administered by the ADR Institute of Canada (“ADRIC”), carried out in Toronto, Ontario (or by mutual agreement, via videoconference) in accordance with ADRIC’s Arbitration Rules (the “Rules”). Each of the parties shall bear the fees of its own legal counsel and all other expenses connected with the presentation of its own case. All the costs of the arbitration, including the fees and expenses of the arbitrators, will be borne equally by the Parties, provided that the final determination of the issue of which party will be liable for the costs of the arbitration will be determined by the arbitrator at the conclusion of a hearing in accordance with the Rules. The arbitrator may award any form of relief permitted under this Agreement and applicable law. The decision of the arbitrator shall be final and binding between the parties as to all claims which were, or could have been, raised in connection with the Dispute. The parties waive, to the fullest extent permitted by law, any rights to appeal to, or to seek review of the decision of the arbitrator by any court. The decision rendered by the arbitrator may be entered in any court of competent jurisdiction. The parties agree that all information regarding the Dispute, including any settlement or arbitration award, will not be disclosed by the parties, any arbitrator, or ADRIC to any third party, other than professional advisors and immediate family members (as applicable), except that the parties shall be entitled to communicate with potential witnesses to prepare for the presentation of their case. The parties agree to bring any Dispute in arbitration on an individual basis only, and there will be no right for any Dispute to be brought, heard or arbitrated as a class or collective action. Notwithstanding this agreement to arbitrate, the Company and Executive may seek and obtain any injunctive relief necessary to maintain the status quo or prevent the possibility of irreversible or irreparable harm pending final resolution of arbitration.
7.5.3	This agreement to arbitrate does not apply to disputes or claims related to workers’ compensation or employment insurance benefits, unfair labour practice complaints, and disputes or claims that are expressly excluded from arbitration by provincial or federal statute. Such claims may be brought before an administrative agency or tribunal, but only to the extent applicable law permits access to such an agency or tribunal notwithstanding the existence of an agreement to arbitrate. For greater certainty, this agreement to arbitrate does not preclude Executive from filing a complaint with the Ministry of Labour pursuant to s. 96(1) of the Ontario Employment Standards Act, 2000.

7.6	Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Executive and Executive’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Executive may not assign this Agreement.
7.7	Compliance with ESA. In the event that the minimum standards set out in the ESA are more favourable to Executive than a term or provision provided for in this Agreement, then the provisions of the ESA will apply in respect of that term or provision.
7.8	Construction. This Agreement shall be deemed to have been drafted jointly by the parties and no ambiguity in the Agreement shall be construed against either the Company or Executive.
7.9	Titles and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define, or otherwise affect the provisions of this Agreement.
7.10	Complete Agreement. This Agreement (along with the Confidentiality & Intellectual Property Rights Agreement) is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral, including, without limitation. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below, to be effective as of the Effective Date.

EXECUTIVE:TERRESTRIAL ENERGY (ONTARIO) INC.

By:/s/ David LeBlanc By:/s/ Simon Irish
David LeBlancSimon Irish, Chief Executive Officer

Date: April 14, 2026 Date: April 14, 2026

[Signature Page to Executive Employment Agreement]

Addendum 1

CONFIDENTIALILTY & INTELLECTUAL PROPERTY RIGHTS AGREEMENT

This Confidentiality & Intellectual Property Rights Agreement (this “Agreement”) is made and entered into by and between Terrestrial Energy Development Inc., a Delaware corporation (the “Company”), and the employee whose name and signature appear below (“Employee”) as of the date of Employee’s signature below:

WHEREAS, Employee is employed or has been offered employment with the Company to provide services to the Companies (defined below) in a position in which Employee will or may have access to the Companies’ confidential information and intellectual property; and

WHEREAS, the Companies’ intellectual property, trade secrets and other confidential information are valuable assets of the Companies.

NOW, THEREFORE, in consideration of the employment described above and other good and valuable consideration, the parties agree as follows:

1.CONFIDENTIALITY.

1.1Definition of “Affiliate.” As used in this Agreement, “Affiliate” means a legal entity that (a) owns or controls in whole or in part another legal entity, (b) is owned or controlled in whole or in part by one or more other legal entities or natural persons, or (c) is under common ownership or control in whole or in part with another legal entity.
1.2Definition of the “Companies.” As used in this Agreement, the “Companies” means the Company and all of its direct and indirect Affiliates.
1.3Definition of “Confidential Information.” As used in this Agreement, “Confidential Information” means all intellectual property of the Companies, all of the Companies’ “trade secrets” as defined in the Delaware Uniform Trade Secrets Act (6 Del. Code §2001 et seq.), and all other non-public information of the Companies relating to the business of the Companies, including but not limited to all non-public information regarding the Companies’: organization, operations, and management; revenues, expenses and finances; existing and prospective contracts and business arrangements; policies and procedures; employees and contractors, including payroll, medical and other personnel records; customers, including customer lists and customer needs and preferences; vendors and service providers; business and marketing plans and strategies; data and datasets; software, hardware and information systems; patents, trademarks and other intellectual property. Confidential Information does not include specific information that has become generally publicly known through no fault of Employee.
1.4Confidentiality and Nondisclosure. Employee hereby acknowledges and agrees that all Confidential Information which Employee receives or learns while employed by the Company shall be considered the exclusive property of the Company. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use any Confidential Information for the benefit of any person other than the Companies. The obligations set forth in this paragraph are in addition to, and not in lieu of, any obligations of Employee otherwise provided by law, such as trade secret statutes, fiduciary duties, and the like.
1.5Return of Company Property. Employee agrees that upon termination of Employee’s employment with the Company, for whatever reason and whether voluntary or involuntary, or at any time upon request, Employee will immediately surrender to the Company all property of the Companies in Employee’s possession, custody or control, including but not limited to any copies of materials that incorporate or are derived from Confidential Information, and certify in writing to the Company that Employee has done so.

1.6Compliance with Pre-Existing Duties. Employee represents and warrants that Employee’s employment with the Company does not and will not breach any agreement with any former employer of Employee, including any confidentiality agreement or noncompetition agreement with a former employer. Employee shall not, during his/her employment with the Company, improperly use or disclose to any of the Companies any proprietary information or trade secrets belonging to any former employer or any other third party to whom Employee owes a duty of nondisclosure.
1.7Information from Third Parties. Employee acknowledges that the Companies have received and will continue to receive confidential or proprietary information from third parties which the Companies must maintain in confidence and protect from unauthorized disclosure or use. Without the written consent of the Company, Employee shall not, directly or indirectly, disclose or use for the benefit of any person other than the Companies any such information, except where such disclosure or use is: (a) in connection with and in furtherance of Employee’s work on behalf of the Companies, (b) not otherwise contrary to applicable laws regarding trade secrets, confidential information or intellectual property; and (c) not contrary to any agreement between the third party and any of the Companies of which Employee has knowledge.

2.DEVELOPMENTS.

2.1Developments. As used herein “Development” means all products of human intelligence which have been protected or could be protected by Intellectual Property Rights (as defined hereafter), all embodiments thereof (including, without limitation, all software, hardware, information, data, documentation, materials, ideas, discoveries, concepts, processes, formulae, techniques, designs, formats, methodologies, algorithms, programs, know-how, tools, and other technology), all inventions, conceptions, developments, discoveries, creations, or works of authorship or expression included therein or relating thereto, and all updates, upgrades, enhancements, modifications, derivatives, improvements and translations thereto, thereof or thereon, and all Intellectual Property Rights therein and relating thereto.
2.2Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” means all worldwide intellectual property and proprietary rights, including, without limitation, all trade secrets, patents and patent applications, copyrights, mask works, trademarks, trade names, service marks, trade dress, moral rights, rights in datasets and databases, contractual rights, and all other intellectual property and proprietary rights recognized by the laws of any jurisdiction or country, whether registered or unregistered.
2.3Company Developments. As used herein, the term “Company Developments” means all Developments made, conceived, reduced to practice, created, developed, authored, or learned by Employee, in whole or in part and whether alone or with others, while employed by the Company; provided, however, Company Developments shall not include (a) Prior Developments as defined in Section 2.6 of this Agreement, or (b) Developments that are (i) wholly unrelated to the business of the Companies (or any of them) or the actual or demonstrably anticipated research and development of the Companies (or any of them) and (ii) conceived, created and developed wholly on Employee’s own time and without use of personnel, Confidential Information or other resources of any of the Companies.
2.4Assignment of Company Developments. Employee hereby acknowledges and agrees that the Company exclusively owns all rights, title and interest in and to all Company Developments (and all Intellectual Property Rights therein and thereto). The parties agree that each element of any Company Development that is protectable under copyright laws shall be deemed a "work made for hire" under those laws and is and shall be owned by Company. Employee agrees to and hereby does irrevocably assign, now and in the future (when any such Company Developments or any Intellectual Property Rights therein or related thereto are first made, conceived, reduced to practice, created, developed, or learned, as applicable), to the Company (or to one of the other Companies or a third party if directed by the Company) all of Employee's right, title, and interest in and to any and all Company Developments (and all Intellectual Property Rights therein and related thereto). The Company has the right, without further consent of or notice to Employee, to assign, transfer, license, or otherwise convey any or all of the Company Developments (and all Intellectual Property Rights therein to an Affiliate or any successor or assign of the foregoing. Employee retains no rights to use the Company Developments or any such Intellectual Property Rights and agrees not to challenge the validity of the Company's ownership by the Company or its Affiliate in any Company Developments or such Intellectual Property Rights. If any Company Development or Intellectual Property Rights therein, including moral rights, in any Company Development cannot (as a matter of law) be assigned by Employee to the Company, then Employee unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company or any Affiliate, or any of its respective licensees, successors or assigns with respect to such rights.
2.5Obligation to Keep Company Informed. During the period of Employee’s employment and for one (1) year thereafter, Employee will promptly and fully disclose to the Company in writing (a) all Company Developments and (b) all patent applications filed by Employee in which Employee is named as an inventor or co-inventor.
2.6Prior Developments. Employee agrees that Employee will not incorporate, or permit to be incorporated, Prior Developments (defined below) in any Company Developments without the Company’s prior written consent. In addition, Employee agrees that Employee will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under any open source software license (including the GNU GPL or LGPL or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company) other than as permitted by and consistently with the Company’s policy for uses of such software code or as otherwise expressly authorized by the Company by prior written approval. Employee has disclosed on Exhibit A a complete list of all Developments relating to the business of the Companies (or any of them) that Employee has, or has caused to be, alone or jointly with others, conceived, reduced to practice, created or developed prior to the commencement of Employee’s employment by the Company, in which Employee has an ownership interest or which Employee has a license to use, and that Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Developments”). If no Prior Developments are listed on Exhibit A, Employee warrants that there are no Prior Developments. If, in the course of Employee’s employment with the Company, Employee utilizes a Prior Development or a Non-Company Development (as defined in Section 2.9 below) in Employee’s work for the Company, Employee hereby grants the Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Development or Non-Company Development.
2.7Protection and Enforcement of Intellectual Property Rights and Assistance. The Company will have the right, at its own expense, and solely in its own name, to apply for, prosecute and defend its rights in the Company Developments and all such Intellectual Property Rights. During the period of Employee’s employment and thereafter, Employee will assist the Company in every proper way to protect and enforce United States and foreign Intellectual Property Rights relating to Company Developments in all countries. In the event the Company is unable to secure Employee’s signature on any document needed in connection with such purposes, Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act on Employee’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Employee.
2.8Records. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Developments made by Employee during the period of Employee’s employment by the Company, which records shall be available to, and remain the sole property of, the Company at all times.
2.9Notice of Exceptions. The Employee’s obligations to assign Developments pursuant to Section 2.4 do not apply to any invention that Employee develops entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Employee for the Company (each a “Non-Company Development”).

3.Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled; (h) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (i) otherwise disclose information that Employee is legally entitled to disclose pursuant to applicable law. For the avoidance of doubt, Employee’s past, present or future exercise of any rights described in this Section 3 shall not constitute a breach of this Agreement. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

4.SCOPE AND REMEDIES. As used herein, the phrase “while employed by the Company” includes any period of prior or subsequent service to the Company as a contractor or other non-employee service provider. Employee acknowledges and agrees that a breach by Employee of any provision of this Agreement will cause the Company irreparable injury and damage and that the Company shall therefore be entitled to, in addition to all other remedies available to it, injunctive and other equitable relief (without the necessity of posting a bond) to prevent or stop such breach and to secure the enforcement of this Agreement.

5.GENERAL.

5.1Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions will be unaffected and will remain enforceable according to their terms.
5.2Modification; Waiver. This Agreement cannot be amended or modified except by a writing signed by each of the parties. No waiver of any provision shall be deemed to have occurred unless memorialized in a writing signed by the waiving party. If either party should waive any breach of any provision of this Agreement, such party will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

5.3Survival. The provisions of this Agreement shall survive the termination of this Agreement and the termination of Employee’s employment with the Company.
5.4Governing Law and Venue. This Agreement shall be governed by the laws of the Province of Ontario and the applicable laws of Canada.
5.5Binding Effect; Assignment. This Agreement shall be enforceable by the Company and its successors and assigns and shall be binding against Employee and Employee’s heirs, beneficiaries and legal representatives. The Company may assign this Agreement to any parent, subsidiary or affiliated company or successor in interest. Employee may not assign this Agreement.
5.6Title and Headings. Titles and headings in this Agreement are for purpose of reference only and shall not limit, define or otherwise affect the provisions of this Agreement.
5.7Complete Agreement. This Agreement is the entire agreement between the parties regarding the matters addressed herein, and it and supersedes and replaces all prior agreements, representations, negotiations or discussions between the parties regarding such matters, whether written or oral. This Agreement may be signed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:TERRESTRIAL ENERGY DEVELOPMENT INC.

/s/ David LeBlanc_____________________By:/s/ Simon Irish_______________________

David LeBlancSimon Irish, Chief Executive Officer

April 14, 2026                                             _April 14, 2026                                           _

DateDate

EXHIBIT A

TO: TERRESTRIAL ENERGY DEVELOPMENT INC.

FROM:[•]

DATE:_____________________________

SUBJECT:Prior Developments

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements that related in any way to the business of the Company and that were made, conceived or first reduced to practice by me (alone or jointly with others) prior to my employment by the Company:

◻No Developments or improvements.

◻The following Developments:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

◻Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Developments generally listed below for the following party(ies):

Invention or Improvement	Party(ies)	Relationship
a)
b)
c)

◻Additional sheets attached.